EXHIBIT 99.1

SOUTHERN STAR ENERGY INC. ANNOUNCES TERMINATION OF PROPOSED BUSINESS COMBINATION

Houston TX, January 12, 2010 –Southern Star Energy Inc. (the “Company”) (OTC Bulletin Board:SSEY), today announced the termination of its previously announced non-binding letter of intent, dated October 30, 2009 (the “LOI”), with Lion Energy Corp. (“Lion”) (TSX-V: LEO.V) and Gold Star Resources Corp. (“Gold Star”)(TSX-V: GXX.V), of Vancouver, British Columbia.

The board of directors of the Company have determined that the risks associated with the existing exploration commitments of Lion are not compatible with the strategic objectives and envisioned business model for the combined entities. Consequently, the board of directors of the Company determined that it is in the best interests of the Company’s shareholders not to extend the termination date of the LOI. The LOI expired by its own terms on December 31, 2009.

About Southern Star Energy Inc. (OTC BB:SSEY)

Southern Star Energy Inc., a U.S.-based exploration stage company based in Houston, Texas, owns and operates a 40% interest in approximately 5,000 acres in the Haynesville Shale Play in Northwest Louisiana.

www.ssenergyinc.com.

For further information, please contact:

Southern Star Energy Inc.

David Gibbs

President and CEO

Tel: 832-375-0330

Cautionary Statements Regarding Forward-Looking Statements

Except for historical information contained herein, the statements in this press release and on the Company’s website are forward-looking statements that are made pursuant to the safe harbor provisions in the Private Securities Legislation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company’s actual results in future periods to differ materially from forecasted results. These risks and uncertainties include, among other things: volatility of natural resource prices; product demand; market competition; the anticipated timeline for initiating and completing drilling operations; the anticipated depth of current and future drilling operations; the anticipated work planned for particular wells; the placing of wells into production or onto the sales line; the estimated oil or natural gas production of a given well relative to the Company’s other wells, using numerical estimates or otherwise; the ultimate effect of preliminary results or statistics on shareholder value; the actual investment value of the Company; and risks inherent in the Company’s operations. Often, but not always, forward-looking statements (1) can be identified by the use of words such as “projected”, “planned”, “options”, “indicates”, “is scheduled”, “believe”, “evidence” and “expect”, or variations (including negative variations of such words and phrases); or (2) state that certain actions, events or results “should”, “would”, or “will” be taken, occur or be achieved. The Company makes no obligation to update publicly or revise any forward-looking statements or information, whether as a result of new information, future events or otherwise, unless so required by applicable laws or regulatory policies.